UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2012

 Feel Golf Co., Inc.
 (Exact name of Registrant as specified in its charter)

California	000-26777	77-0532590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Central Park Drive Sanford, FL 32771
(Address of principal executive offices)

(321) 397-2072
(Registrant’s telephone number, including area code)

107 Commerce Way Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Convertible Note and Warrant Financing

On November 26, 2012 the Company entered into a securities purchase agreement dated November 26, 2012 with an accredited investor (“Holder”) for the purchase and sale of $25,000 of its convertible notes (“Notes”) and warrants.   The Notes bear interest at the rate of 15% per annum beginning as of November 26, 2012, and mature on November 26, 2013.

The Notes are convertible at any time after thirty days, at the option of the Holder into the Company’s common stock at a conversion price based on 30% of the average of the five lowest closing prices for the common stock during the fifteen consecutive trading days immediately preceding the conversion request.  The Notes may be redeemed by the Company at any time prior to maturity with notice to the Holder, and payment of a premium of 70% on the unpaid principal and interest amount of the Notes.  In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

The Company also agreed to issue warrants (“Warrants”) to the Holder for the purchase of up to 12,500,000 shares of Company common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.002 per share.

The Company has agreed to hold in reserve three times the amount of the stock needed for conversion, which equates to 37,500,000.

The Company agreed not to use the proceeds of the financing for redemption of common stock, settlement of litigation, or investments in certain other securities, and the proceeds will generally be applied toward legal and auditing work required to get the Company back to fully reporting status with the OTCBB.  Full details of the note are detailed as Exhibit 33.1.

Consulting Agreement

On November 27, 2012 the Company entered into a consulting agreement dated November 27, 2012 with an Pyrenees Investments (“PYR”) to Provide strategic advice and consulting services, on an as needed basis as determined by the mutual agreement of both PYR and the Company, with regard to the Company becoming fully reporting on the OTCBB or other exchange, including but not limited to: (i) introduction and facilitation with legal counsel (ii) introduction and facilitation with auditing firm (iii) introduction to potential capital investors (iv) Create Board of Directors charter and recruit additional board members (vii) Generally help structure the company and the Board of Directors to be prepared to be a fully reporting company  (the “Services”).

The term of the agreement is twelve months and PYR will be compensated $250,000 in restricted common stock of the company, due upon signing the agreement.  Standard indemnification and warranties are included in the agreement.  The agreement is attached as 34.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On September 27, 2012, David Otterbach resigned from the Board of Directors for the Company.  On October 18, 2012, David Worrell resigned from the Board of Directors for the Company.  The resignations were not related to any disagreement with the Company.

Election of Directors

On November 27, 2012, Lee Miller, Chairman of the Board of Directors approved the appointment of Matthew L. Schissler to the Board of Directors.  On November 27, 2012, Mr. Schissler accepted the appointment and agreed to serve on our Board of Directors

Matthew L. Schissler

Matthew Schissler joins the board with over 10 years of Chairman, CEO and public company experience.  Currently, Mr. Schissler serves as Managing Member of Pyrenees Investments, LLC, a private consulting firm helping small cap clients in a number of public company facets.  Mr. Schissler manages a roster of over a dozen small cap clients in a number of areas including the establishment of operations, sales, marketing, public company compliance, book and record keeping, and introductions to other public company resources such as legal, accounting and finance assistance.

Mr. Schissler previously founded and served as Chairman and CEO of Cord Blood America, Inc. publicly traded on the OTCBB (CBAI) and the parent company of CorCell. Mr. Schissler was instrumental in raising more than $30M for the business, using a portion of these funds to complete five asset purchases and two stock purchases, as well as three minority investments.

Additionally in 2010, Mr. Schissler helped to found and grow China Stem Cells, Inc, a critical stem cell storage facility in northeast China.  Mr. Schissler currently serves as minority shareholder and an advisor to China Stem Cells. Also, in 2009 with a partner, Mr. Schissler founded Frozen Food Gift Group publicly traded on the OTCBB as FROZ.  Frozen Food Gift Group is a specialty ice cream gifting company, shipping ice cream gifts all across the United States, where Mr. Schissler currently serves on their Board of Directors and holds approximately 36% of the company’s ownership.

For these accomplishments and many more, Mr. Schissler was recognized by earning a semi-finalist position for the Ernst and Young Entrepreneur of the Year award Los Angeles, for 2008.

Mr. Schissler’s prior experience includes launching several companies that focused on the business to consumer market, including RainMakers International, a direct response advertising agency.

Mr. Schissler holds a Bachelor of Arts degree in Biology and Public Policy from St. Mary’s College of Maryland.

Item 9.01	Financial Statements and Exhibits

33.1       Convertible Note and Warrant Financing, Arnold Goldin, Inc.
34.1       Consulting Agreement, Pyrenees Investments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feel Golf Co., Inc.

Date: November 28, 2012	By:	/s/ Lee Miller
Lee Miller
Chief Executive Officer